Exhibit 10
WILLBROS GROUP, INC.
AMENDED AND RESTATED
MANAGEMENT INCENTIVE COMPENSATION PROGRAM
(Effective February 26, 2008)
1. Purpose
     The Compensation Committee (the “Committee”) of the Board of Directors of Willbros Group, Inc. (the “Company”) has approved this Management Incentive Compensation Program (the “Program”) to reward key employees for enhancing the value and efficiency of the Company.
     The Program will consist of Participants designated by the Committee throughout the Company including its subsidiaries (collectively, the “Group”). The Program will reward the Participants based upon achievement against Performance Metrics set by the Committee at, or as soon as practicable after, the beginning of each Program Year.
     The Program Year will coincide with the fiscal year of the Company. Awards made under the Program are in addition to Base Salary and Base Salary adjustments to maintain market competitiveness.
     The Committee reserves the right to amend, modify or revoke the Program at its discretion, without prior notice to Participants; provided, however, any amendments, modifications or revocations shall not be retroactive as to Awards granted for prior Program Years. This is a discretionary program and no contractual right or property interest to any benefit described herein is intended to be created by this document or any related action of the Company, and none should be inferred from the descriptions of the Program.
2. Definitions
     Award — Cash and/or Stock awarded to a Participant under the Program, net of all required foreign, federal and state withholding taxes, due to Group performance and results.
     Base Salary — The aggregate amount of wages and/or salary (but excluding any bonus, disability pay or severance pay) earned by a Participant during the applicable Program Year in which the Participant was eligible to participate in the Program.
     Disability — The same meaning as such term or similar term as defined in the disability insurance policy maintained by the Company which covers the Participant at the time of the alleged disability, or in the event the Company maintains more than one disability insurance policy which covers the Participant at such time, the meaning in the disability policy most recently acquired by the Company. If the Company maintains no such disability insurance policy at such time, Disability shall mean a physical or mental condition which causes the Participant to be unable to perform substantially all of the duties of his or her position for a period of six (6) months or more as determined by the Chief Executive Officer of the Company.
     Maximum Annual Incentive % — A maximum value of annual incentive expressed as a percentage of a Participant’s Base Salary.

     Participant — Any employee of a member of the Group who is designated by the Committee to participate in the Program for a Program Year.
     Payout — The actual payment of an Award earned by a Participant.
     Payout Date — The date an Award is paid for a Program Year which date shall be anytime between the end of the Program Year and two and one-half months following the end of the Program Year.
     Performance Metrics — Critical financial, operating efficiency and Participant specific criteria against which the Committee decides to measure performance. Currently the following are the Performance Metrics from which the Committee will select the Performance Metrics to be considered for a Program Year:
EPS — Earnings Per Share of the Company for a Program Year per audited consolidated financial statements.
Net Income — Net income of the Group and/or the specific business unit within the Group for a Program Year per audited consolidated financial statements.
Safety — The Total Case Incident Rate (as that term is used in the United States Department of Labor’s Bureau of Labor Statistics) for the Group and/or the specific business unit within the Group.
Days Sales Outstanding — The product of a formula that measures and is a reflection of the procedures and practices applied within the Group and/or the specific business unit within the Group to minimize the number of days required to collect revenue earned.
Participant Intangibles — Those job performance characteristics of each individual Participant that such Participant’s supervisors determine have contributed to the achievement of Group and/or the specific business unit within the Group goals.
The Committee has the right to amend or change the Performance Metrics at its discretion, including amendments or changes in light of unforeseen events.
     Performance Metric Hurdles — An assigned threshold, target and maximum value that corresponds with each individual Performance Metric against which performance is measured.
     Performance Metric Weighting — The allocation of a Participant’s incentive between Performance Metrics (e.g., Net Income vs. Safety).
     Program — The Management Incentive Compensation Program set forth in this document and as amended by the Committee from time to time.
     Program Year — The fiscal year of the Company.
     Stock — Common stock, par value $0.05 per share, of the Company or rights to receive common stock of the Company.

     Target Annual Incentive % — A target value of annual incentive expressed as a percentage of a Participant’s Base Salary determined by the Committee prior to, or as soon as practicable after, the beginning of each Program Year.
     Threshold Annual Incentive % — A threshold value of annual incentive expressed as a percentage of a Participant’s Base Salary. This value corresponds to the minimum performance criteria to receive any Payout under the Program.
3. Administration
     The Committee, in its discretion, may establish, prior to or as soon as practicable after the end of the prior Program Year, the following for each Program Year:
•	Performance Metrics, Performance Metric Hurdles and Performance Metric Weighting.

•	Participants.

•	Each Participant’s Target Annual Incentive % (and associated Threshold Annual Incentive % and Maximum Annual Incentive %).
     The Committee will be responsible for administration of the Program, but may delegate this responsibility at its discretion.
     The guidelines and procedures set forth herein will be followed by the Committee (or its designee) with respect to operation of the Program.
4. Participation/Eligibility
     All employees of the Group are eligible to participate in the Program. Participation will be at the sole discretion of the Committee in consultation with senior management of the Company.
     Each Participant whose employment is terminated due to death or Disability during a Program Year shall be eligible for an Award based upon the Base Salary earned by such Participant prior to termination. Otherwise, no Participant shall be eligible to receive part or all of an Award unless the Participant is employed by the Company on the Payout Date for the Award.
5. Timing of Award Payments
     After the year-end audited financial statements have been finalized for a Program Year, the Awards generated, if any, will be determined and approved by the Committee. After approval by the Committee, Awards for such Program Year will be paid to Participants no later than two and one half months following the end of such Program Year. As provided above, a Participant must be employed on the Payout Date or any Award earned by such Participant will be forfeited, except in cases of death or Disability.
6. Award Determination
     The Awards for each Program Year shall be calculated, in the case of Group Performance Metrics, based on the Group’s actual performance as compared to threshold,

target and maximum Performance Metric Hurdle levels for the Performance Metrics determined for that Program Year by the Committee. That portion of an Award which is based on the Participant Intangibles Performance Metric shall be based on the recommendation of a Participant’s supervisor as reviewed by the Chief Executive Officer of the Company. The Participants will be granted a percentage of their Target Annual Incentive % based on their Performance Metric Weighting, as established by the Committee, with such percentage potentially increasing or decreasing, at the discretion of the Committee, after Program Year results are determined (to ensure that unforeseen events are considered and accurately measured).
     The Committee shall also determine, in its sole discretion, whether an Award shall be paid in cash and/or Stock. In making such determination, the Committee may differentiate among Participants such that Awards paid to some Participants may be all cash while other Participants may receive all Stock or some combination of cash and Stock. Any Stock utilized for an Award shall be granted on the Payout Date under the Company’s 1996 Stock Plan (the “1996 Plan”), or successor plan, in accordance with all of the terms and conditions of the 1996 Plan and the form of award agreement used by the Committee to evidence the grant of such Stock. The Committee has the sole discretion to establish all of the terms and conditions of such Stock in accordance with the terms and conditions of the 1996 Plan, including, without limitation, the vesting period and the value of the Stock to be included in an Award.
7. Duration of Program
     The Program is an integral part of the Company’s compensation plan for the future. The Committee reserves the power and the right at any time, and from time to time, to modify, amend or terminate (in whole or in part) any or all of the provisions of the Program; provided, however, that no such modification or amendment shall be retroactive to reduce or affect any Awards otherwise due and payable under the provisions of the Program for any Program Year during which the Program was in effect.
8. Termination of Program
     The incentive computation for the Program Year in which the termination of the Program occurs will be based on the period ending on the last business day immediately prior to the effective date of the Program termination. All performance calculations will be adjusted to coincide with such period. Notwithstanding the termination of the Program before the end of a Program Year, Award Payments for such Program Year will be made as provided in Section 5.
9. Additional Program Provisions
•	The Committee shall direct the administration of the Program. The Committee shall have full power to amend, modify, rescind, construe and interpret the Program. Any action taken or decision made by the Committee arising out of, or in connection with, the construction, administration, interpretation or effect of the Program or of any rules and regulations adopted thereunder shall be conclusive and binding upon all Participants and all persons claiming under or through a Participant.

•	The Committee may rely upon any information supplied to it by any officer of any member of the Group or by the Company’s independent registered public accountants and may rely on the advice of such accountants or of counsel in connection with the administration of the Program and shall be fully protected in relying upon such information or advice.
•	No employee or officer of any member of the Group or member of the Committee shall have any liability for any decision or action if made or done in good faith and the Company shall indemnify each director, employee, and officer of each member of the Group acting in good faith pursuant to the Program against any loss or expense arising therefrom.

•	Nothing in the Program shall be construed or interpreted as giving any employee the right to be employed or retained by any member of the Group or impair the right of any member of the Group to control its employees or to terminate the services of any employee at any time. The Program shall not create any rights of future participation herein.

•	The laws of the State of Texas shall determine and govern the validity and construction of the Program in all respects. If any term or condition herein conflicts with applicable law, the validity of the remaining provisions shall not be affected thereby.

•	The Program shall continue in effect until terminated by the Committee in accordance with its terms.

•	No person eligible to receive any payment shall have any rights to pledge, assign or otherwise dispose of all or any portion of such payments, either directly or by operation of law, including but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy. If a Participant is not living at the time an Award is payable to him in accordance with the Program, any Award which would have been payable to him shall be paid to the beneficiary, if any, designated in writing by the Participant, or if none, to his estate. A Participant may at any time revoke or change his beneficiary by filing written notice of such revocation or change with the Company.

•	The Company shall have the right to deduct all required foreign, federal tax and any required state tax withholding from the Awards.

•	The administrative expense of the Program will be borne by the Company.

•	Neither the establishment of the Program nor the making of Awards hereunder shall be deemed to create a trust. The Program shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of the Program, and no individual shall have any security or other interest in any assets of the Company in connection with the Program.
10. Effective Date
     The Program was approved by the Committee on March 1, 2007, to be effective as of January 1, 2007, amended and restated January 15, 2008, further amended and restated February 26, 2008, and shall continue, as amended from time to time, until terminated.